UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2007

WORLD FUEL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 16, 2007, World Fuel Services Corporation (“World Fuel”) amended and restated its credit agreement (“Amended Credit Agreement”) with LaSalle Bank National Association and a group of financial institutions named in the agreement. The principal changes to the original credit agreement are as follows:

•

two wholly-owned subsidiaries of World Fuel, World Fuel Services Europe Ltd. (“World Fuel Europe”) and World Fuel Services (Singapore) Pte. Ltd. (“World Fuel Singapore”), were added as borrowers under the Amended Credit Agreement;

•

the obligations of World Fuel Europe and World Fuel Singapore under the Amended Credit Agreement are guaranteed by World Fuel’s foreign subsidiaries, which are listed in Schedule 1(b) of the Amended Credit Agreement;

•	the covenant in the original credit agreement which required World Fuel to maintain a specified minimum consolidated net worth was amended to increase the minimum by approximately $65 million; and

•	the covenant governing loans that may be made by World Fuel was amended to permit inter-company loans.

The foregoing summary is qualified by reference to the terms of the Amended Credit Agreement, filed herewith as Exhibit 10.1.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated as of April 16, 2007, by and among LaSalle Bank National Association, as administrative agent, World Fuel Services Corporation, World Fuel Services Europe Ltd. and World Fuel Services (Singapore) Pte. Ltd., as borrowers, and the various financial institutions party thereto, as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 20, 2007	World Fuel Services Corporation

/s/ R. Alexander Lake
R. Alexander Lake General Counsel and Corporate Secretary